Exhibit 99.1
Coleman Cable, Inc. Announces $235 Million Senior Note Offering
Waukegan, Ill., January 20, 2010 — Coleman Cable, Inc. (NASDAQ: CCIX) (“Coleman Cable”), a leading manufacturer and innovator of electrical and electronic wire and cable products, announced today that it is planning to offer $235 million aggregate principal amount of senior notes due 2018. Coleman Cable intends to use the net proceeds from this offering to fund the repurchase, repayment or other discharge of all of its outstanding 9.875% Senior Notes due 2012.
The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
This news release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities. Any offers of the notes will be made only by means of a private offering memorandum. Offers will not be made in any jurisdiction in which the making or accepting thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
About Coleman Cable, Inc.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States.
Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events, financial results or performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s most recent Annual Report on Form 10-K (available at www.sec.gov), may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.
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Investor Contacts:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com